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                      [LETTERHEAD OF CHAPMAN AND CUTLER]

                               November 27, 1996

Southpoint Structured Assets, Inc.
50 North Front Street
Memphis, Tennessee  38103


Morgan Keegan & Company, Inc.
Morgan Keegan Tower
50 North Front Street
Memphis, Tennessee  38103

     Re:  Southpoint Structured Assets, Inc.
          Treasury Security-Backed Certificates, Series 1996-1

Ladies and Gentlemen:

     We have acted as special counsel to Southpoint Structured Assets, Inc. (the "Company") in connection with the issuance and sale of Treasury Security-Backed Certificates, Series 1996-1, consisting of two classes designated as Class A Certificates and Class B Certificates (collectively, the "Certificates") pursuant to a Standard Terms for Trust Agreements, dated as of November 1, 1996 as supplemented by the Series Supplement, dated as of November 27, 1996 (the "Trust Agreement"), between the Company and Bank One, West Virginia, N.A., as trustee (the "Trustee").

     The Class A Certificates will be issued by the Treasury Security-Backed Trust, Series 1996-1, Class A (the "Class A Trust") and the Class B Certificates will be issued by the Treasury Security-Backed Trust, Series 1996-1, Class B (the "Class B Trust") both to be formed pursuant to the Trust Agreement (the Class A Trust and the Class B Trust are collectively referred to herein as the "Trusts"). The Class A Certificates will represent a fractional undivided interest in the Class A Trust and the principal asset of the Class A Trust will consist of a United States Treasury Note having an aggregate principal amount of $5,000,000, a coupon of 6.375% and a maturity of August 15, 2002 (the "Class A Treasury Note;"). The Class A Treasury Note will be deposited into the Class A Trust subject to (i) the right of the holder of the Class A Call Warrant to purchase the Class A Treasury Note on any date on or after May 15, 1997 (an "Early Termination Date") at a price of par plus accrued interest to such Early Termination Date (the "Liquidation Price") and (ii) the right of the holder of the Class A Retained Interest to receive on each Class A Distribution Date from payments received on the Class A Treasury Note, a distribution equal to .125%

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per annum multiplied by the principal amount of the Class A Treasury Note. The
Class B Certificates will represent a fractional undivided interest in the Class B Trust and the principal asset of the Class B Trust will consist of a United States Treasury Note having an aggregate principal amount of $5,000,000, a coupon of 6.875% and a maturity of May 15, 2006 (the "Class B Treasury Note"). The Class B Treasury Note will be deposited into the Class B Trust subject to
(i) the right of the holder of the Class B Call Warrant to purchase the Class B Treasury Note on the Early Termination Date at the Liquidation Price and (ii) the right of the holder of the Class B Retained Interest to receive on each Class B Distribution Date from payments received on the Class B Treasury Note, a distribution equal to .075% per annum multiplied by the principal amount of the Class B Treasury Note. The Class A Treasury Note and the Class B Treasury Note are collectively referred to herein as the "Underlying Securities." The Trustee will hold legal title to the Underlying Securities and other assets of the Trusts for the benefit of the related Class of Certificateholders, but will have no power to reinvest proceeds attributable to the Underlying Securities or other assets of the Trusts or to vary investments in the Trusts in any manner.

     The Certificates are included in a Registration Statement on Form S-3 (File No. 333-09883) filed by the Company with the Securities and Exchange Commission (the "Commission") on August 9, 1996, as amended by Amendment No. 1 to Registration Statement filed on October 1, 1996, Amendment No. 2 to Registration Statement filed on October 21, 1996 and Amendment No. 3 to Registration Statement filed on November 13, 1996 and declared effective on November 15, 1996 (as amended as of the date hereof, the "Registration Statement"), and were offered by the prospectus dated November 15, 1996, as supplemented by the prospectus supplement dated November 21, 1996 (together, the "Prospectus"), filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act of 1933, as amended (the "Act").

     The Company will cause the issuance of the Certificates to Morgan Keegan & Company, Inc. (the "Underwriter") pursuant to an Underwriting Agreement, dated November 21, 1996, between the Company and the Underwriter (the "Underwriting Agreement"; the Trust Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreements. This opinion letter is rendered pursuant to Section 8(f) of the Underwriting Agreement.

     In arriving at the opinion expressed below, we have examined and relied on the following documents each of which we have assumed has been duly and validly authorized, executed and delivered by all parties thereto other than the
Company:

          (a)  executed copies of the Agreements;

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          (b)  the Prospectus;

          (c)  the forms of the Certificates; and

          (d) the documents delivered by the Company on the Closing Date pursuant to the Agreements.

     In addition, we have relied, as to factual matters, on the representations of the Company in the Agreements and on originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and the Trustee, without any investigation thereof. However, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. Our opinion is subject to the qualification that facts different from those set forth in the Agreements and all such instruments or certificates may affect or prevent us from rendering an opinion as expressed herein.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We note that the Company has not requested a ruling from the Internal Revenue Service as to the matters covered by our opinion. We express no opinion either as to any matters not specifically covered by the following opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdictions. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, facts, including the taking of any action by any party to any of the transactions described in the Prospectus pursuant to any opinion of counsel as required by any of the documents relating to such transactions, or documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

     On the basis of the foregoing and in reliance thereon and our consideration of such other matters of fact and questions of law as we have deemed necessary, and assuming continuing compliance with the Trust Agreement, we are of the opinion that:

          (i) subject to the qualifications referred to herein, for Federal income tax purposes, each Trust create under the Trust Agreement will be treated as a grantor trust under Subpart E, Part I, of Subchapter J of the Code and not as an association taxable as a corporation under the Code, and under Section 671 of the Code, each Certificateholder will be treated as the owner of a pro rata interest in the property of the corresponding Trust; and,

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          (ii) the applicable statements contained in the Prospectus Supplement, under the caption "Federal Income Tax Consequences," while not purporting to discuss all possible federal income tax consequences of an investment in Certificates, is materially accurate with respect to those tax consequences which are discussed.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the references to our firm under the captions "Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus without admitting that we are "experts" within the meaning of the Act, and the rules and regulations thereunder, with respect to any part of the Registration Statement.

                                     Respectfully submitted,



                                     Chapman and Cutler

JDBerry/MJTrofa

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